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EXHIBIT 10.7


                            ASSET PURCHASE AGREEMENT


                                  MAY 29, 2001


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                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This ASSET PURCHASE AGREEMENT is dated this 29th day of May, 2001 by and among MIRACOR DIAGNOSTIC, INC., a Utah corporation (the "PURCHASER"), US DIAGNOSTIC INC., a Delaware corporation ("USD"), and MICA PACIFIC, INC., a California corporation (the "SELLER").

                                    RECITALS
                                    --------

         WHEREAS, Seller owns and operates an outpatient medical diagnostic imaging center located at 25500 Rancho Niguel Road in Laguna Niguel, California 92677, otherwise known as "Laguna Niguel MRI" (the "Business") which provides magnetic resonance imaging; and

         WHEREAS, USD owns 100% of the issued and outstanding capital stock and Assets of Seller; and

         WHEREAS, the respective boards of directors and shareholders of Purchaser and Seller have determined that it is advisable and in their best interests that Purchaser purchase substantially all of the assets constituting the Business, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Purchaser, Seller and USD desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to the consummation of the transactions contemplated under this Agreement.

         NOW, THEREFORE, in consideration of the recitals herein before stated and the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and USD do hereby represent, warrant, covenant and agree as follows:

                                    AGREEMENT
                                    ---------

                                   SECTION 1.
                                   DEFINITIONS

         1.1. DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

         "ACCOUNTING STANDARDS" means the accounting policies and procedures of Seller as described in the USD's 2000 Annual Report on Form 10-K, which policies and procedures comply with GAAP.

                  "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation of which USD or Seller is aware or has received notice or audit.

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         "ADDITIONAL FINANCIAL INFORMATION" is defined in Section 6.6 of this
Agreement.

          "AFFILIATE" with respect to any Person means any Person which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" means this Asset Purchase Agreement together with all exhibits and schedules contemplated hereby.

         "BENEFIT PLAN" means any Plan established by the Company or any Subsidiary or any ERISA Affiliate and existing on the Closing Date or within five years prior to the Closing Date, ,or to which the Company or any Subsidiary or an ERISA Affiliate contributes or has contributed within five years prior to the Closing Date, or under which any employee,, former employee, independent contractor, former independent contractor or director of the company or any Subsidiary or an ERISA Affiliate or any dependent or beneficiary thereof is covered, is eligible for coverage or has benefit rights with respect to performing services for the Company or an Affiliate.

         "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the business or condition of the Seller, including without limitation financial statements, and related work papers and letters from accountants, ledgers, journals, deeds, title policies, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans. Books and Records excludes computer programs and files that relate to Medic Vision or USD-owned software.

         "BUSINESS" is defined in the preamble of this Agreement.

         "CLOSING" is defined in Section 4.1 of this Agreement.

         "CLOSING DATE" is defined in Section 4.1 of this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "EMPLOYEE BENEFIT PLAN" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, (iii) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, or (iv) Employee Welfare Benefit Plan.

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         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "EMPLOYEES" is defined in Section 5.8(a) of this Agreement.

         "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "FINANCIAL STATEMENTS" is defined in Section 5.11 of this Agreement.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America at the time of application thereof.

         "GOVERNMENTAL AUTHORITY" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign).

         "GUARANTIES" is defined in Section 11.5 of this Agreement.

         "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance so defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.14 of this Agreement.

         "IRS" means the Internal Revenue Service.

         "LEASED REAL PROPERTY" is defined in Section 5.9(a) of this Agreement.

         "LIEN" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

         "LOSSES" is defined in Section 12.2 of this Agreement.

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         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business taken as a whole.

         "MATERIAL ADVERSE EFFECT ON PURCHASER" means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of Purchaser or (ii) a material adverse effect on the Purchaser's ability to enter into or perform its obligations under this Agreement.

         "MATERIAL CONTRACT" means any written contract or agreement to which Seller is a party or by which its assets are bound, and which (i) relates to indebtedness in excess of $10,000 for money borrowed from others, purchase money indebtedness or capitalized lease obligations, (ii) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the ordinary course of the Business and which is expected to be fully performed within 90 days of the date hereof or which involves revenues or expenditures of less than $10,000), (iii) is a collective bargaining agreement, (iv) obligates Seller not to compete with any business (excluding customary restrictive covenants contained in agreements entered into in the ordinary course of business), (v) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $10,000 for any machinery, equipment, vehicle or other tangible personal property (whether Seller is a lessor or lessee), (vi) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $10,000, or (vii) is a contract granting any Person a Lien on any of the assets having a value of $10,000 or more of Seller, in whole or in part (other than Permitted Liens).

         "PERMITTED LIENS" means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) easements, covenants, conditions and restrictions of record, (iii) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the ordinary course of business securing amounts which are not delinquent, (vi) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, (vii) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs, and (viii) other immaterial imperfections of title, easements, covenants, conditions, restrictions or encumbrances.

         "PERSON" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         "PURCHASE PRICE" is defined in Section 3.1 of this Agreement.

         "PURCHASER" is defined in the preamble of this Agreement.

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         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" is defined in the preamble of this Agreement.

         "SELLER'S KNOWLEDGE" means the actual knowledge, without independent investigation, of the chief executive officer and chief financial officer of Seller.

          "TAXES" shall mean all taxes (whether federal, state, local or foreign) including, without limitation, taxes based upon or measured by income, gross receipts, profits, sales, use, occupation, value added, ad valorem, franchise, withholding, payroll, employment, excise, capital stock, license, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium or transfer taxes and customs duties, together with any interest, additions to tax or penalties imposed with respect thereto.

         "TRADE SECRETS" is defined in Section 14.12(c) of this Agreement.

         "TRANSFERRED EMPLOYEES" is defined in Section 11.4 of this Agreement.

         1.2. OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS.

                  (a) Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto.

                  (b) The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is required to be listed on such schedule or is material to or outside the ordinary course of the Business of Seller. Any disclosure made in any schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another schedule to this Agreement shall be deemed to be made with respect to such other schedule regardless of whether or not a specific reference is made thereto.

                                   SECTION 2.
                                 SALE OF ASSETS

         2.1. PURCHASE AND SALE OF ASSETS. On the Closing Date, Seller will convey, transfer and assign to Purchaser all of Seller's right, title and interest in and to the personal property, inventory and other assets relating to the Business of Seller (individually an "Asset" and collectively the "Assets"), free and clear of all obligations, security interests, liens and encumbrances whatsoever, except as specifically assumed by Purchaser pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, the Assets specifically include:

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                  (a) All personal property, plants, furniture, fixtures and equipment owned by Seller which are utilized in or related to the Business which includes all items identified on SCHEDULE 2.1(A) attached hereto.

                  (b) All contracts and leases (whether capital or operating leases) identified on SCHEDULE 2.1(B) attached hereto (excluding this Agreement and the agreements, instruments and documents executed and delivered by Purchaser pursuant to this Agreement). Such leases are fully assignable to Purchaser.

                  (c) All inventory maintained by Seller as of the Closing Date which includes all items identified on SCHEDULE 2.1(C) attached hereto.

                  (d) All accounts receivable of Seller relating to the Business in existence on the Closing Date. The transfer of such accounts receivable and related records is discussed in Section 14.16.

                  (e) Subject to applicable laws and regulations, all accounts receivable records of Seller.

                  (f) The books and records of Seller relating to the Assets including correspondence with governmental agencies, Medicare, Medicaid and Champus, etc. In addition, such books and records of Seller relating to the assets are to be made available to satisfy Purchaser's SEC audit requirements.

                  (g) Subject to applicable laws and regulations, and to the extent transferable, all licenses and other regulatory approvals necessary for or incident to the operation of the Assets identified on SCHEDULE 2.1(G) attached hereto. Including medical records, radiology contract and facility lease agreement, etc.

                  (h) All deposits relating to all leases to the Business in existence on the Closing Date.

                  (i) Copies of all management care contracts and, if possible, transfer of lockbox to Purchaser, transfer of name, transfer of utilities and telephone.

         2.2 EXCLUDED ASSETS. There shall be excluded from the Assets to be transferred and conveyed hereunder, and Seller shall retain all of its right, title and interest in and to, the following assets:

                  (a) Cash and cash equivalents held by Seller, including without limitation, bank accounts, certificates of deposit, treasury bills, securities, money market accounts, mutual funds and repurchase agreements.

                  (b) The minute books of Seller and similar corporate records of Seller.

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                  (c) All consideration to be delivered by Purchaser on the
Closing Date.

                  (d) All medical records of Seller relating to services performed prior to the Closing Date. However, Purchaser shall have access to such medical records to continue its normal operations (e.g. collection of accounts receivable after the 120 day period referred to in Section 14.16.

                  (e) All assets, properties and other rights owned by USD or Seller which do not relate in any way to the ownership, management, and operation of Seller's Business.

                  (f) All assets listed on SCHEDULE 2.2(f) attached hereto.

                                   SECTION 3.
                                 PURCHASE PRICE

         3.1. PURCHASE PRICE.

                  (a) CASH. The aggregate purchase price for the Assets is One Million Two Hundred Fifty Thousand Dollars and no cents ($1,250,000) (the "PURCHASE PRICE"), which shall be payable by wire transfer of immediately available funds to the account designated by Seller to Purchaser prior to the Closing. The Purchase Price shall be allocated to the purchase of the Assets as set forth on SCHEDULE 3.1(A) attached hereto for purposes of IRS Form 8594.

                  (b) ASSUMPTION OF LIABILITIES. Purchaser shall assume at the Closing Date, and shall perform or discharge on or after the Closing Date and hold Seller and USD harmless from, (i) all liabilities arising out of Purchaser's conduct of the Business on and after the Closing Date (ii) all contracts, leases, commitments, obligations and liabilities of Seller identified on SCHEDULE 3.1(B) attached hereto; and (iii) all trade accounts payable and accrued expenses that have been incurred in the ordinary course of Seller's business, including without limitation, all payments due (whether such payments were due and payable prior to, on or after the Closing Date) relating to all radiology and billing services rendered to Seller prior to the Closing Date related to accounts receivable transferred to Purchaser hereunder, all of which accounts payable and accrued expenses are identified on SCHEDULE 3.1(B); and
(iv) all unpaid paid time off for the employees as estimated on SCHEDULE 3.1(B); and (v) all other agreements related to the Business entered into in the ordinary course of business after the date hereof and prior to the Closing (all liabilities described in subsections (i) and (iv) are hereinafter collectively referred to as the "Assumed Obligations").

                                   SECTION 4.
                                     CLOSING

         4.1. CLOSING. Subject to the provisions of Sections 7 and 8, the closing of the transaction (the "CLOSING") shall occur at the offices of Seller (or at such other place as is mutually agreed upon by the parties) no later than the fifth business day after all of the conditions set forth in Sections 7 and 8 have been satisfied or waived, but in no event later than May 29, 2001. The date

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as of which the Closing occurs is hereinafter referred to as the "CLOSING DATE."
Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         4.2 At the Closing the parties agree to take the following steps in the order listed below (provided, however, that upon their completion, all of these steps shall be deemed to have occurred simultaneously):

                  (a) Seller shall duly execute and deliver a Bill of Sale in the form similar to Schedule No. 4.2 and also deliver to Purchaser such other conveyance instrument(s) as may reasonably be required;

                  (b) Seller shall also deliver to Purchaser an assignment of all Lease(s), consents, of each Lessor and other conveyance instruments as may reasonably be required by Purchaser; and

                  (c) Seller shall also deliver to Purchaser a corporate Resolution adopted by Seller's Board of Directors approving the transaction(s) contemplated by this Agreement, and certified to by Seller's corporate Secretary.

                                   SECTION 5.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as otherwise disclosed to Purchaser in the schedules to this Agreement, Seller hereby represents and warrants the following to Purchaser:

         5.1. ORGANIZATION, POWER AND QUALIFICATION. Each of Seller and USD (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation as set forth on SCHEDULE 5.1, and (ii) has full corporate power to own, lease, and operate its properties and assets and to carry on the Business and to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is not required to be licensed or qualified to do business in any state other than those in which it is qualified, except any state where the failure to be so licensed or qualified would not have a Material Adverse Effect.

         5.2. CORPORATE ACTION. All corporate action necessary on the part of Seller and USD to authorize the execution and delivery to Purchaser of this Agreement and the performance or satisfaction of the obligations of Seller and USD in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of each of Seller and USD and is enforceable against each of Seller and USD in accordance with its terms, except as such

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enforcement may be affected by bankruptcy, moratorium or other laws relating to creditor's rights generally or general principles of equity.

         5.3. CONSENTS; NO BREACH. With the exception of filings that may be required as set forth on SCHEDULE 5.3, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller or USD is required in connection with the valid execution and delivery of this Agreement. Except as set forth on SCHEDULE 5.3, the execution, delivery and performance of this Agreement by Seller and USD and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of Seller or USD, as the case may be; (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Material Contract of Seller; (iii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seller or USD; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         5.4. COMPLIANCE WITH LAW; LICENSES. To Seller's Knowledge, Seller is not operating the Business in violation of any applicable federal, state or municipal laws, regulations or ordinances, the violation of which would have a Material Adverse Effect. Seller possesses all licenses and other required governmental or official approvals, permits, consents and authorizations required for the operation of the Business, except to the extent failure to possess such license, approval, permit, consent or authorization would not have a Material Adverse Effect.

         5.5. INSURANCE. SCHEDULE 5.5 contains a list of all policies or binders of liability, and other forms of insurance policies or binders currently in force insuring against risks of the Assets. All such insurance policies or binders are valid, outstanding and enforceable and will remain in full force and effect at least through the Closing Date.

         5.6. LITIGATION. Except as disclosed on SCHEDULE 5.6, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Seller with respect to the Business which, if adversely determined, would result in a Material Adverse Effect. Except as disclosed on SCHEDULE 5.6, there is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Seller's Knowledge, threatened, against or involving Seller with respect to the Business which, if adversely determined, would result in a Material Adverse Effect.

         5.7. MATERIAL CONTRACTS. SCHEDULE 5.7 sets forth all Material Contracts of Seller. The Material Contracts are, to Seller's Knowledge, valid, binding, enforceable and existing agreements, in full force and effect against Seller, except as such enforcement may be affected by bankruptcy, moratorium or other laws affecting creditor's rights generally or general principles of equity. To Seller's Knowledge, Seller is not in default in any material respect under any of the Material Contracts (nor has it received notice of the default of any

                                       9
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other party to any of the Material Contracts), no condition exists which with notice or lapse of time or both would constitute default thereunder.

         5.8. EMPLOYMENT MATTERS; BENEFITS.

                  EMPLOYEE BENEFIT PLANS. Purchaser is expressly not obligated under any Benefit Plan and will be indemnified against any such liability.

         5.9. PROPERTY.

                  (a) LEASED REAL PROPERTY. SCHEDULE 5.9(A) contains a description of each parcel of real property leased by Seller (the "LEASED REAL PROPERTY"). To Seller's Knowledge, Seller has received notice of any material violation of any applicable deed restriction, building code, zoning ordinance, covenant or other law or regulation with respect to the Leased Real Property. To Seller's Knowledge, no default or breach exists under any of the terms, covenants, conditions, or restrictions set forth in the leases pursuant to which Seller occupies the Leased Real Property, except defaults or breaches which would not have a Material Adverse Effect. Seller does not own any real property.

                  (b) PERSONAL PROPERTY; TITLE; ENCUMBRANCES. Seller has (i) good title to all of the Assets free and clear of any material Liens, other than as set forth on SCHEDULE 5.9(B) or Permitted Liens. No default or breach exists under any terms, covenants, conditions, or restrictions set forth on any leases relating to such Assets, except defaults or breaches which would not have a Material Adverse Effect.

         5.10. ENVIRONMENTAL MATTERS. SCHEDULE 5.10 sets forth information as to any violation, with respect to any real property leased by Seller relating to the Business, of any Environmental Laws of which Seller is aware of or has received notice which would result in a Material Adverse Effect. Purchaser is indemnified by any environmental matters set forth above as stated in Section 12, hereunder.

         5.11. FINANCIAL STATEMENTS. Attached to this Agreement as SCHEDULE 5.11 are unaudited consolidated balance sheets of Seller as of December 31, 1999 and 2000 and statements of earnings of Seller for the twelve (12) -month periods ending December 31, 1999 and 2000 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (i) present fairly in all material respects the financial condition of Seller and its results of operations for such period in accordance with the Accounting Standards, and (ii) have been prepared in accordance with the Accounting Standards (other than the absence of notes to the Financial Statements) for the periods covered by such statements.

         5.12. UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the Financial Statements or in SCHEDULE 5.12 to this Agreement, to Seller's Knowledge, Seller does not have any material liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of business since December 31, 2000, which, (i) under the Accounting Standards, are required to be disclosed in the Financial Statements, and (ii) would have a Material Adverse Effect.

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

         5.13. TAXES. All federal, state and other tax returns of Seller required by law to be filed have been duly filed, except for such returns the failure of which to file would not have a Material Adverse Effect; and all federal, state and other taxes, assessments, fees and other federal governmental charges shown to be due and payable on such returns have been paid, except such taxes which are being contested in good faith or for which the dates for payment have been extended. Seller is responsible for all tax filings up to and including the Closing Date.

         5.14. INTELLECTUAL PROPERTY. Seller has no right, title or interest in or to patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights (collectively, "INTELLECTUAL PROPERTY") relating to the Business or Assets. Except for off-the-shelf software licenses, Seller is not a licensee in respect of any Intellectual Property. No claim is pending or, to Seller's Knowledge, threatened to the effect that the operations of the Business infringe upon or conflict with the asserted rights of any other person under any Intellectual Property or licensed software.

         5.15. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Seller for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement, except as disclosed on SCHEDULE 5.15.

         5.16. TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE
5.16 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Employee Benefit Plans by employees, Seller has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from or entered into or been subject to any management, consulting, or similar agreement with, any officer, director or shareholder of USD or any of their respective Affiliates. Except as set forth on
SCHEDULE 5.16, no Affiliate of Seller is indebted to Seller for money borrowed or other loans or advances, and Seller is not indebted to any such Affiliate.

         5.17. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 5.17 hereto or as otherwise disclosed herein, since December 31, 2000 (a) there has not occurred an event which has resulted in a Material Adverse Effect, and (b) Seller has operated the Business in the ordinary course of business.

         5.18 Equipment. All equipment forming part of the Assets purchased/sold herein are Year 2000 Compliant. Further, all such equipment at Closing will be in good condition, good operating order and will be fit for the purposes for which they are used or intended to be used, subject only to ordinary wear and tear.

         5.19 Books and Records. All Books and Records and Schedules, contracts, instruments, agreements and other documents delivered by Seller to Purchaser for its review in connection with this Agreement and the transactions contemplated hereby, are true, correct and complete.

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         5.20 Leases. With respect to the leases forming part of the Assets purchased hereunder, to the Seller's knowledge, there are no pending or threatened actions, suits, claims or proceedings which will affect any of the equipment and/or real estate Leases. Further, the operation of the Leases will not violate any zoning or similar law or any certificate of occupancy. Further, the Seller has not received any notice of any deficiencies or inadequacies which would materially adversely affect the insurability of either the equipment or the Leased Premises.

         5.21 Environmental Laws. The Seller has no knowledge of any violations of the Environmental Laws, and to the best of its knowledge, it has never illegally used or illegally disposed of Hazardous Materials on the premises on which the Seller's business is presently conducted.

         5.22 Assignment of Lease. The Lease for the premises upon which the Seller's business is presently conducted is fully assignable and/or the Seller has secured the Lessor's express written consent before the Closing. Further, there have been no oral modifications to the subject real estate Lease, and the same is in full force and effect, and there are no uncured events of Default.

         5.23 Losses. To the best of the Seller's knowledge, there is no Loss within the meaning of subparagraph 12.2 that has not been disclosed in writing to the Purchaser either in the Seller's Books and Records and/or disclosure Schedules.

         5.24 NO ADDITIONAL REPRESENTATIONS. Seller is not making any representations or warranty, express or implied, of any nature whatsoever, with respect to the Assets or the Business, except for the representations and warranties in this Section 5. It is understood that any cost estimates, projections or other predictions contained or referred to in the schedules hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to Purchaser or any of its representatives are not and shall not be deemed to be representations or warranties of Seller.

                                   SECTION 6.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as otherwise disclosed to Seller in the schedules to this Agreement, Purchaser hereby represents and warrants to Seller and USD, the following:

         6.1. ORGANIZATION, POWER AND QUALIFICATIONS. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of ______________, and has full corporate power to own, lease and operate its properties and to carry on its business and to enter into this Agreement and to consummate the transactions contemplated hereby.

         6.2. CORPORATE ACTION. All corporate action necessary on the part of Purchaser to authorize the execution and delivery to Seller and Company of this Agreement and the performance or satisfaction of the obligations of Purchaser in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium or general principles of equity.

         6.3. CONSENTS; NO BREACH. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement. Purchaser shall have on or before the Closing all necessary or appropriate licenses, permits or others approvals from the applicable Governmental Authority which allow it to operate the Business and to assume the obligations and operations of the Business. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of Purchaser; (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which Purchaser is a party; (iii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Purchaser; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         6.4. LITIGATION. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Purchaser which, if adversely determined, would result in a Material Adverse Effect on Purchaser. There is no action, suit or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the knowledge of Purchaser, threatened, against or involving Purchaser which, if adversely determined, would result in a Material Adverse Effect on Purchaser.

         6.5. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         6.6. INFORMATION. Purchaser has been given access to information concerning the condition, properties, operations and prospects of the Business. Purchaser has had an opportunity to ask questions of and to receive information from Seller and persons acting on its behalf concerning the Business. Purchaser acknowledges that it has undertaken an independent investigation and verification of the Business and the assets, including without limitation the Business's financial condition. As part of its investigation, Purchaser is given certain forecasts, projections and opinions prepared or furnished by or on behalf of Seller with respect to the Business (the "ADDITIONAL FINANCIAL INFORMATION"). Purchaser has taken responsibility for evaluating the adequacy of the Additional Financial Information. Purchaser is familiar with the uncertainties inherent in attempting to make such forecasts, projections and opinions and has taken such uncertainties into account in its evaluation of the Additional Financial Information. Purchaser expressly acknowledges and agrees that it is not relying on Seller with respect to any matter in connection with Purchaser's investigation or evaluation of the Business or the assets, including, but not limited to, any Additional Financial Information provided by Seller with respect to the Business, except for the representations of Seller set forth in Section 5 of this Agreement.

         6.7. FINANCIAL ABILITY. Purchaser has sufficient funds to consummate the transactions contemplated by this Agreement and knows of no circumstance or condition that will prevent the availability at the Closing Date of such funds.

                                   SECTION 7.
            CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO CLOSE

         The obligations of Purchaser to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Purchaser may, in its sole discretion, waive.

         7.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing. Purchaser shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Seller to that effect.

         7.2. PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

         7.3. NO OBSTRUCTIVE PROCEEDINGS. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Purchaser which seeks to or would render it unlawful as of the Closing to effect the sale of Assets in accordance with the terms hereof, and no such action shall seek damages against the Purchaser in a material amount by reason of the transactions contemplated hereby.

         7.4. PERMITS, APPROVALS AND CONSENTS . Any and all permits, approvals and consents from any Person set forth on SCHEDULE 7.4 and SCHEDULE 9.1(F) required for the consummation of the Closing and which are material to operation of the business shall have been obtained or waived.

         7.5. FINANCING. Purchaser shall have obtained financing necessary to close the transaction.

                                   SECTION 8.
             CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE

         The obligations of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Seller may, in its sole discretion, waive.

         8.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing. Seller shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Purchaser to that effect.

         8.2. PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

         8.3. NO OBSTRUCTIVE PROCEEDING. No action or proceeding shall have been instituted against and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Seller, USD or the Business which seeks to or would render it unlawful as of the Closing to effect the sale of Assets in accordance with the terms hereof, and no such action shall seek damages against Seller, USD or the Business in a material amount by reason of the transactions contemplated hereby.

         8.4. PERMITS, APPROVALS AND CONSENTS . Any and all permits, approvals and consents from any Person required for the consummation of the Closing set forth on SCHEDULE 8.4 and SCHEDULE 9.1(f) shall have been obtained or waived.

         8.5. PAYMENT OF PURCHASE PRICE. Seller shall have received payment of the full amount of the Purchase Price.

         8.6 GUARANTIES. Purchaser shall have provided substitute Guaranties in accordance with Section 11.5.

         8.7 THIRD PARTY CONSENTS. All consents (or in lieu thereof, waivers) to the performance by the Seller of its material obligations under this Agreement or the consummation of the transactions contemplated hereby as required under any Contract to which Seller is a party, or by which any of the Assets sold hereunder are bound shall have been obtained and/or waived by the Purchaser and shall be in full force and effect as at the Closing.

         8.8 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with, and notices to any governmental or regulatory authority necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, shall have been obtained, made or given in form reasonably satisfactory and/or waived by the Seller and shall be in full force and effect as at the Closing.

         8.9 OPINION OF COUNSEL. Purchaser shall have received an opinion of Seller's counsel substantially in the form set forth in SCHEDULE 8.09.

                                   SECTION 9.
                           CLOSING OF THE TRANSACTION

         9.1. DELIVERIES BY SELLER. On the Closing Date, Seller shall deliver (or cause delivery) to Purchaser all of the following:

                  (a) a general bill of sale, assignment and assumption agreement in the form set forth as SCHEDULE 9.1(a) (the "Bill of Sale");

                  (b) Articles of Incorporation of Seller and all amendments thereto, duly certified by the Secretary of State of its state of incorporation;

                  (c) a certificate of good standing of Seller from the Secretary of State of its state of incorporation;

                  (d) a certified copy of the resolutions adopted by Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and an incumbency certificate duly certified by the Secretary of Seller listing the current directors and officers of Seller;

                  (e) the books and records of Seller relating to the Assets;
and

                  (f) all executed consents obtained by Seller and required for assignment and transfer by Seller to Purchaser of the contracts and leases assumed pursuant to this Agreement which are enumerated on SCHEDULE 8.4 and
SCHEDULE 9.1(f).

         9.2. DELIVERIES BY PURCHASER. On the Closing Date, Purchaser shall deliver (or cause delivery) to Seller all of the following:

                  (a) a certificate of good standing of Purchaser from the Secretary of State of the state of its incorporation;

                  (b) a certified copy of the resolutions adopted by Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; and

                  (c) the Bill of Sale and the Purchase Price.

                                   SECTION 10.
                                   TAX MATTERS

         10.1. AD VALOREM AND SIMILAR TAXES. Ad valorem, property and similar taxes and assessments (other than taxes on income, gain or receipts, or transfer taxes in respect of the Assets) based upon or measured by the value of the Assets shall be divided or prorated between Seller and Purchaser as of the Closing Date based on the amount of such taxes paid for the previous year, unless a new tax statement is received prior to the Closing Date, in which event the tax apportionment made as of the Closing Date shall be adjusted in accordance with such new tax statement or as otherwise mutually agreed. In this regard, Seller shall assume responsibility for such taxes attributable to the period of time prior to the Closing Date and Purchaser shall assume responsibility for the periods of time thereafter. Not later than 30 days after the Closing Date, Seller and Purchaser shall determine and shall pay all amounts required to be paid pursuant to such allocation. Purchaser is indemnified from any unpaid pre-Closing tax liabilities per Section 12.

                                   SECTION 11.
                                    COVENANTS

         11.1. ACCESS TO INFORMATION. From and after the date hereof and until the Closing, Seller will give to the Purchaser and the Purchaser's authorized representatives reasonable access during normal business hours to its offices, books and records, medical records, tax returns, contracts, commitments, officers, facilities, personnel and accountants, and to furnish and make available to the Purchaser and its authorized representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of Seller as the Purchaser and its authorized representatives may reasonably request; provided, however, that the activities of the Purchaser and its representatives shall be conducted in such a manner as not to interfere with the operation of the Business.

         11.2. CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, Seller will continue to conduct the business affairs of Seller in the usual and ordinary course of business and in substantially the same manner as previously conducted.

         11.3. EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

         11.4. EMPLOYMENT OF EMPLOYEES. At Purchaser's sole discretion, Purchaser may will employ the Employees as of the Closing Date (the "TRANSFERRED EMPLOYEES"), with the understanding that such employment shall be at will for all employees other than those who have entered into employment agreements with the Purchaser. With respect to such Transferred Employees, Purchaser shall not assume responsibility for the vacation time and sick leave benefits due from Seller to the Transferred Employees as of the Closing Date.

         11.5. GUARANTIES. Purchaser shall use all reasonable efforts to cause itself or one or more of its affiliates to be substituted in all respects for Seller or USD, as the case may be, effective as of the Closing, in respect of all obligations of Seller and USD under each of the contracts, guaranties, letters of credit, letters of comfort, bid bonds, performance bonds and other similar type bonds obtained or granted by Seller or USD or any of its affiliates for the benefit of the Business or relating to the Assets, which contracts, guaranties, letters of credit, letters of comfort, bid bonds and performance bonds are set forth on SCHEDULE 11.5 (the "GUARANTIES"). If Purchaser is unable to effect such a substitution with respect to any Guaranty after using its best efforts to do so, Purchaser shall obtain letters of credit, on terms and from financial institutions satisfactory to Seller, with respect to the obligations covered by each of the Guaranties for which Purchaser does not effect such substitution. As a result of the substitution contemplated by the first sentence of this Section 11.5 and/or the letter or letters of credit contemplated by the second sentence hereof, Seller and USD shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guaranties except for obligations, if any, for which Seller and USD will be fully indemnified pursuant to a letter of credit obtained by Purchaser and satisfactory to Seller.

         11.7. USE OF NAME. Purchaser shall have the right to continue to use the name "Laguna Niguel MRI" with respect to its operations of the Business to the same extent such current rights exist in favor of Seller and USD; provided, however, that Purchaser will not be allowed to associate the use of that name in any manner with the name "U S Diagnostic Inc." or any service marks or logos of USD. Purchaser shall also have the right to use existing telephone numbers of Laguna Niguel MRI.

         11.8. INSURANCE MATTERS. Seller shall be responsible and liable for the expense of all worker's compensation claims that arise out of any injury or damage sustained prior to the Closing Date. The Purchaser shall be responsible and liable for the expense of all bodily injury, property damage and worker's compensation claims that arise out of any injury or damage sustained on or after the Closing Date.

         11.9 PUBLICITY. Except as otherwise required by applicable law or the disclosure rules and regulations of the Securities Exchange Commission, Purchaser shall not issue any press release or make any other public statement (including statements to Employees) relating to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Seller to the contents and manner of presentation and publication thereof.

         11.10 REIMBURSEMENT OBLIGATIONS. The parties acknowledge that overpayments or underpayments to Seller by the Medicaid or Medicare programs or other third party payors for periods ending prior to the Closing Date may be discovered after the Closing, whether in connection with an audit of the Business or otherwise. Seller shall remain liable for all such overpayments received by Seller. Seller shall be entitled to receive any additional payments from Medicaid or Medicare programs or other third party payors which relate to underpayments for periods prior to the Closing Date and which, if received by Purchaser, shall be paid to Seller promptly. Any appeals from any Medicare, Medicaid or other third-party payor adjustments may be pursued by Seller at Seller's cost.

                                   SECTION 12.
                                 INDEMNIFICATION

         12.1. SURVIVAL .

         (a) All representations and warranties of the parties contained in this Agreement or in any schedule hereto shall survive the Closing only until the first anniversary of the Closing Date; provided, however, the representations and warranties set forth in Section 5.10 (Environmental Matters) shall not survive the Closing. No action or proceeding may be brought with respect to any of the representations or warranties set forth in this Agreement, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration of the survival terms set forth for such representation or warranty in the preceding sentence.

         (b) The covenants and agreements contained in Sections 11.1, 11.2 and
11.3 shall not survive the Closing. The remaining covenants or agreements (including but not limited to the indemnities) contained in this Agreement shall survive the execution and delivery hereof and the completion of the transactions contemplated herein.

         12.2. INDEMNIFICATION BY SELLER. Seller agrees to indemnify Purchaser with respect to, and hold Purchaser harmless from, any loss, liability, damage, cost or expense (including, but not limited to, reasonable legal fees and expenses, but specifically excluding any Tax Losses, the responsibility for which, if any, is provided in Section 10 hereof) (collectively, the "LOSSES") which Purchaser may incur or suffer which results from or arises out of (a) the inaccuracy of any representation or warranty made by Seller in this Agreement (unless any inaccuracy is corrected by Seller or USD prior to Closing in a supplement to any schedule hereto), or (b) the failure of Seller to comply with any covenants or other commitments made by Seller in this Agreement, or (c) the operation of the Business prior to the Closing Date; PROVIDED, HOWEVER, (i) the Purchaser shall not be entitled to indemnification until all such Losses exceed, in the aggregate $50,000, in which case the Purchaser shall be entitled to indemnification only to the extent such Losses exceed $50,000, (ii) the Purchaser shall not be entitled to indemnification with respect to any breach of any representation or warranty under Section 5 hereof if Seller can prove by a preponderance of the evidence that any director or officer of the Purchaser or doctor employed or retained by Purchaser had actual knowledge at any time on or prior to the Closing Date of the events or conditions constituting or resulting in such breach of representation or warranty or were the result of operations conducted by Purchaser prior to the Closing Date, (iii) in no event shall Seller be required to pay an aggregate amount in excess of $500,000 in respect of Purchaser's Losses, and (iv) Losses shall be net of any insurance proceeds payable or tax benefits realizable to the indemnified party with respect to the Loss.

         12.3. INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify Seller with respect to, and hold Seller harmless from, any Losses (specifically excluding Tax Losses, the responsibility for which, if any, is provided in
Section 10 hereof) which Seller may incur or suffer which results from or arises out of (a) the Assumed Obligations, (b) the inaccuracy of any representation or warranty made by Purchaser in this Agreement, (c) the failure of Purchaser to comply with any covenants or other commitments made by Purchaser in this Agreement, or (d) the operation of the Business on and after the Closing Date; provided however, (i) the Seller shall not be entitled to indemnification until all such Losses exceed, in the aggregate $50,000, in which case Seller shall be entitled to indemnification only to the extent such Losses exceed $50,000; (ii) in no event shall Purchaser be required to pay an aggregate amount in excess of $500,000; and (iii) Losses shall be net of any insurance payable to the indemnified party with respect to the Loss.

         12.4. PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Sections 12.2 and 12.3 of notice of the commencement of any action for which indemnification may be available under Section 12.2 or 12.3, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify that indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel if the indemnified party and the indemnifying party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the indemnifying party which defenses result in a conflict of interest. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonable withheld) unless (i) there is no finding or admission or any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         12.5. LIMITATION OF RECOURSE. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 12 hereof, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.

         12.6. PUNITIVE DAMAGES. No party to this Agreement shall seek or be entitled to punitive, exemplary and/or consequential damages with respect to any claim.

                                   SECTION 13.
                                   TERMINATION

         13.1. TERMINATION EVENTS.

                  (a) Seller or USD may terminate this Agreement by delivery of notice of termination to the Purchaser if at any time prior to the Closing Date:

                           (i) The Purchaser fails or refuses to perform in any material respect any obligation or covenant to be performed by it pursuant to this Agreement or pursuant to the agreements relating to the Related Transactions prior to the Closing Date and the breach has not been cured within ten (10) business days following the receipt of notice by the Purchaser of the breach; or

                           (ii) Any of the conditions in this Agreement or in the agreements relating to the Related Transactions has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or USD to comply with its obligations under this Agreement or under the agreements relating to the Related Transactions), Seller or USD has not waived such condition on or before the Closing Date.

                  (b) The Purchaser may terminate this Agreement by delivery of notice of termination to Seller if any time prior to the Closing Date:

                           (i) USD or Seller fails or refuses to perform in any material respect any obligation or covenant to be performed by it pursuant to this Agreement or pursuant to the agreements relating to the Related Transactions prior to the Closing Date which has not been cured within ten (10) business days following receipt of notice of the breach; or

                           (ii) Any of the conditions in this Agreement or in the agreements relating to the Related Transactions has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement or under the agreements relating to the Related Transactions), the Purchaser has not waived such condition on or before the Closing Date.

                  (c) The parties may terminate this Agreement at any time prior to the Closing Date by mutual written consent.

         13.2. EFFECT OF TERMINATION. Each party's right of termination under
Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement shall terminate, except that the rights and obligations in Sections 11.9, 14.4, 14.6, 14.7, 14.12 and 14.13 of this Agreement shall survive; provided, however, notwithstanding anything to the contrary contained in this Agreement, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions of the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

                                   SECTION 14.
                                  MISCELLANEOUS

         14.1. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including thereon any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         14.2. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

         14.3. HEADINGS. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

         14.4. EXPENSES. Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         14.5. TAXES. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the party responsible therefor under applicable local law.

         14.6. LAW GOVERNING. This Agreement shall be deemed to have been entered into under the laws of the State of Florida, and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state without giving any effect to conflict of laws.

         14.7. INDEMNIFICATION FOR BROKER FEES. Seller agrees to indemnify and save harmless the Purchaser, and the Purchaser agrees to indemnify and save harmless Seller, and their respective partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

         14.8. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto; provided, that, the Purchaser may not assign its rights or obligations

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

under this Agreement without the prior written consent of Seller which may be withheld in its sole discretion. Other than as specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person. The agreements attached hereto as exhibits shall be binding and subject to the assignment provisions as set forth in such agreements.

         14.9. ENTIRE AGREEMENT. This Agreement and the schedules, exhibits and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No delay in the exercise of any rights by any party hereunder shall operate as a waiver of any rights of such party.

         14.10. ACCESS TO RECORDS. For a period of ten (10) years after the Closing Date, USD and Seller shall have the right, at their expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of the Business delivered to Purchaser in connection with this transaction, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, (b) obtaining information relating to claims arising from the operation of the Business prior to the Closing Date or (c) any other commercially reasonable purpose. During such ten (10) year period, Purchaser shall not destroy or discard such records without giving Seller ninety (90) days' prior written notice of its intentions and giving Seller the right, at its expense, to remove from Purchaser's premises any such financial records. The parties hereto acknowledge and agree that although the records relating to patients treated at the Business prior to the Closing Date shall remain the property of Seller, Seller agrees to leave such records at the Business in Purchaser's custody after the Closing Date and Purchaser agrees to retain such records in its custody for Seller's benefit as long as such records are required to be maintained by law. Purchaser agrees to, during normal business hours, afford Seller, its counsel, its accountants, or agents who have reasonable need for such access, full access to the patient records as Seller may reasonably request as Seller's expense.

         14.11. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by national overnight courier, postage prepaid, or sent via telecopier:

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

         If to Purchaser:

         MIRACOR DIAGNOSTIC, INC.
         9191 Town Center DriveSuite 400
         San Diego, CA  92122
         Attn:  M. Lee Hulsebus

         If to Seller:

         U S Diagnostic Inc.
         777 South Flagler Drive
         Suite 1200 East
         West Palm Beach, Florida 33401
         Attn:  Leon Maraist

or to such other address as Seller or Purchaser may designate by notice to the other.

         14.12. CONFIDENTIALITY.

                  (a) Prior to the Closing, Purchaser shall, and shall cause its Affiliates and its and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Seller and its Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Purchaser promptly shall notify Seller of any disclosure pursuant to clause (iii) of this Section 14.13(a) in order to give Seller a reasonable opportunity to response to any such required disclosure.

                  (b) Seller shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, Purchaser or its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Seller shall promptly shall notify Purchaser of any disclosure pursuant to clause (iii) of this Section 14.12(b).

                  (c) Purchaser understands that in connection with the transactions contemplated hereby and after the Closing, Purchaser may come in contact with means and methods by which Seller, USD and its subsidiaries or Affiliates (collectively, "SELLER ENTITIES") conduct and operate their businesses (other than the Business), including, but not limited to, contract terms, bidding information, methods of operation, levels of costs, software, systems, utilization and profits, and the procedures, forms and techniques for servicing accounts, any other operating and procedure manuals, product-lines developed by Seller Entities, together with any other materials prepared or provided by, or on behalf of Seller Entities (collectively, the "TRADE SECRETS"). Purchaser understands that the Trade Secrets are confidential and proprietary materials of Seller Entities. Purchaser agrees to keep the Trade Secrets confidential and not to use the Trade Secrets or reveal the Trade Secrets to any other person or entity, unless required by law. Purchaser shall also obligate each of its employees and agents to a level of care sufficient to protect the Trade Secrets from unauthorized use or disclosure. Upon the request of Seller Entities, Purchaser shall return the Trade Secrets to Seller Entities.

         14.13. ATTORNEYS' FEES. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the non-prevailing party.

         14.14. NON-COMPETITION. Seller shall, for a period from the Closing Date until the third anniversary thereof, (the "Covenant Period") but only so long as Purchaser remains engaged in the medical imaging business in the Restricted Location (as hereinafter defined), refrain from, anywhere within a 25-mile radius of the primary location of the Business (the "Restricted Location"), directly or indirectly, owning, managing, operating, controlling or financing, any mobile or fixed diagnostic imaging business that is competitive with the Business or recruit any employees or referring physicians of Purchase at this location; provided, however, that the foregoing shall not apply to the ownership of not more than five (5) percent of the outstanding capital stock of any company listed by a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers; and provided, further, however, that if USD acquires or is acquired by or merges with or into, a multi-facility company engaged in a business with is competitive with the Business, and such company owns, operates, or has placed a deposit on an MRI for, a facility within the Restricted Location, USD will not be deemed in breach of this covenant by virtue of the consummation of any such merger or acquisition.

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

         14.15. EMPLOYEE DISCUSSIONS. USD and Seller each expressly authorize and empower Purchaser, prior to the Closing Date, to commence negotiations and discussions with any past and/or present employees of either entity working at the center, and if appropriate, thereafter enter into employment agreements to become effective on the Closing Date; it being understood that any such employment agreements shall be subject to any restrictions contained in any existing written employment agreements between USD or Seller and any such individuals.

         14.16. COLLECTION OF AR. USD shall continue to collect accounts receivable ("AR") acquired by Purchaser for a period of one hundred twenty days after the Closing Date. Subject to the provisions provided below, USD shall remit received AR to Purchaser on a semi-monthly basis. USD shall receive a collection fee of 3% of AR collected. USD shall also receive an additional fee for its collection efforts determined as follows:

                  On amounts collected, up to a maximum of $100,000, calculated as a combined percentage equal to the percent of $100,000 to the net realizable value of accounts receivable as of the Date of Closing, plus an additional 10%. For example, $100,000 would equal 20.8% of an assumed net realizable value of accounts receivable at closing of $480,000; and an additional 10% would make the combined percentage of collected accounts receivable to be paid to USD, 30.8%. USD would thus receive 30.8% of ongoing collections up to the maximum of $100,000.

If the accounts receivable is more or less than $480,000 (as referenced in the agreed-upon Letter of Intent dated February 12, 2001), then the $100,000 referred to in the previous paragraph will be increased/reduced proportionally.

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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                               PURCHASER:



                               MIRACOR DIAGNOSTICS, INC.


                               By:
                                   ---------------------------------------------
                               Title:
                                     -------------------------------------------



                               SELLER:

                               MICA PACIFIC, INC.


                               By:
                                   ---------------------------------------------
                               Title:
                                     -------------------------------------------



                               US DIAGNOSTIC, INC.


                               By:
                                   ---------------------------------------------
                               Title:
                                     -------------------------------------------

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